BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. ANNOUNCES COST CUTTING
MEASURES AND UPDATE ON ITS OIL AND NATURAL GAS OPERATIONS

HONOLULU, HAWAII, March 7, 2019 -- Barnwell Industries, Inc. (NYSE American: BRN) is taking steps to reduce its costs, specifically general and administrative costs. Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, made the following comments:
“On August 28, 2018, Barnwell closed the acquisition of a significant conventional oil property in the Twining area of Alberta producing conventional light oil. This was a strategic purchase by the Company of what is now its largest oil producing property, that was purchased for its substantial oil in place, and brings to the Company several years’ inventory of horizontal well drilling locations. During November and December of 2018, oil prices received by the Company weakened as a result of a significant widening of Canadian oil differentials due to pipeline capacity constraints. The oil price we received for January 2019, however, reflects a more normal differential for Canadian oil, indicating that prices are recovering and the outlook is for these normal differentials to continue for Barnwell’s oil production, which is all light and medium quality.
As announced previously, due to the Company’s reduced cash inflows in our quarter ended December 31, 2018 the CEO and CFO have each agreed to reduce their salary by 26% and the directors have agreed to reduce their fees by 25%. As part of our continuing study and evaluation of austerity measures, we will be implementing additional steps which together with the salary reductions for the CEO and CFO will reduce general and administrative expenses by approximately $500,000 annually, going forward, primarily relating to compensation and employee benefits. These reductions will first be apparent in the quarter ending June 30, 2019.”
The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.